Filed Pursuant to Rule 424(b)(5)

Registration No. 333-274072

PROSPECTUS

5,954,091 Shares

Common Stock

Offered by the Selling Stockholders

This prospectus relates to the proposed resale or other disposition by the selling stockholders identified herein (the “Selling Stockholders”) of (i) 1,647,531 shares of our voting common stock, par value $0.001 per share (“Common Stock” and such shares the “Merger Voting Common Shares”), (ii) 153,121 shares of our non-voting Common Stock (the “Merger Non-Voting Common Shares” and together with the Merger Voting Common Shares, the “Merger Common Shares”) and (iii) 4,153,439 shares of Common Stock (the “Merger Conversion Shares” and together with the Merger Common Shares, the “Shares”) issuable upon the conversion of 4,153,439 shares (the “Merger Preferred Shares”) of our Series A Non-Voting Convertible Preferred Stock, par value $0.001 (the “Series A Preferred Stock”). Shares of the Series A Preferred Stock held by each Selling Stockholder will be converted to voting or non-voting Common Stock, pursuant to the terms of a certificate of designation of preferences, rights and limitations of Series A Preferred Stock (the “Certificate of Designation”).

The Merger Common Shares and Merger Preferred Shares were issued and sold to accredited investors in connection with the acquisition of Pionyr Immunotherapeutics, Inc., a Delaware corporation (“Pionyr”), which closed on August 4, 2023, pursuant to that certain Agreement and Plan of Merger, dated August 4, 2023, by and among the Company, Portsmouth Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Portsmouth Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Pionyr, and Fortis Advisors LLC, a Delaware limited liability company, as the Securityholder Agent (the “Merger Agreement”). We are not selling any Shares under this prospectus and will not receive any of the proceeds from the sale or other disposition of Shares by the Selling Stockholders.

The Selling Stockholders may sell the Shares on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their Shares hereunder.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Stockholders may sell their Shares hereunder following the effective date of the registration statement of which this prospectus forms a part.

You should carefully read this prospectus and any applicable prospectus supplement, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

Our common stock is listed on The Nasdaq Global Market under the symbol “IKNA.” On September 11, 2023, the closing price for our Common Stock, as reported on The Nasdaq Global Market, was $4.33 per share. Our principal executive offices are located at 645 Summer Street, Suite 101, Boston, MA 02210.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and for future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in these securities involves certain risks. See “Risk Factors” on page 6 of this prospectus as well as those included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus contains and incorporates by reference information that you should consider when making your investment decision. Neither we, nor the Selling Stockholders, have authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. This prospectus, any applicable prospectus supplement and the information incorporated herein or therein by reference contains market data, industry statistics and other data that have been obtained or compiled from information made available by independent third parties. We have not independently verified the accuracy and completeness of such data.

As used in this prospectus, unless the context otherwise requires, references to the “Ikena,” “company,” “we,” “us” and “our” refer to Ikena Oncology, Inc. and, where appropriate, our subsidiaries.

We own various U.S. federal trademark applications and unregistered trademarks, including our company name. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “seek,” “endeavor,” “target,” “continue” and similar expressions that do not relate solely to historical matters. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•

the initiation, timing, progress, results, and cost of our research and development programs and our current and future preclinical studies and clinical trials, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available, and our research and development programs;

•	our ability to efficiently discover and develop product candidates;

•	our ability and the potential to successfully manufacture our drug substances and product candidates for preclinical use, for clinical trials, and on a larger scale, for commercial use, if approved;

•	the ability and willingness of our third-party strategic collaborators to continue research and development activities relating to our development candidates and product candidates;

•	our ability to obtain funding for our operations necessary to complete further development and commercialization of our product candidates;

•	our ability to obtain and maintain regulatory approval of our product candidates;

•	our ability to commercialize our products, if approved;

•	the pricing and reimbursement of our product candidates, if approved;

•	the implementation of our business model, and strategic plans for our business and product candidates;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates;

•	estimates of our future expenses, revenue, capital requirements, and our needs for additional financing;

•

the potential benefits of strategic collaboration agreements, our ability to enter into strategic collaborations or arrangements, and our ability to attract collaborators with development, regulatory and commercialization expertise;

•	future agreements with third parties in connection with the commercialization of product candidates and any other approved product;

•	the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

•	our financial performance;

•	the rate and degree of market acceptance of our product candidates;

•	regulatory developments in the United States and relevant foreign countries;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

•	our ability to produce our products or product candidates with advantages in turnaround times or manufacturing cost;

•	the success of competing therapies that are or may become available;

•	our ability to attract and retain key scientific or management personnel;

•	the impact of laws and regulations;

•	our use of proceeds from our public offerings;

•	developments relating to our competitors and our industry;

•

the effect of the COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, including mitigation efforts and economic effects, on any of the foregoing or other aspects of our business operations, including but not limited to our preclinical studies and clinical trials and any future studies or trials;

•

the impact of global economic and political developments on our business, including rising inflation and capital market disruptions, economic sanctions, bank failures, and economic slowdowns or recessions that may result from such developments which could harm our research and development efforts as well as the value of our common stock and our ability to access capital markets; and

•	other risks and uncertainties, including those under the caption “Risk Factors.”

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

We may from time-to-time provide estimates, projections and other information concerning our industry, our business and the markets for our programs and product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market, and other data from our own internal estimates and research as well as from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties and are subject to change based on various factors. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus and the documents that we reference therein and have filed with the SEC as exhibits thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. These estimates involve numerous assumptions, are subject to risks and uncertainties and are subject to change based on various factors, including those discussed under “Item 1A: Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, and the section of any accompanying prospectus supplement entitled “Risk Factors.”

PROSPECTUS SUMMARY

Overview

We are a targeted oncology company, focused on developing differentiated therapies for patients in need that target nodes of cancer growth, spread, and therapeutic resistance in the Hippo and RAS onco-signaling network. Our lead targeted oncology program, IK-930, is a TEAD1-selective Hippo pathway inhibitor, a known tumor suppressor pathway that also drives resistance to multiple targeted therapies. Our first program in the RAS pathways, IK-595, is designed to trap MEK and RAF in an inactive complex, more completely inhibiting RAS signals than existing inhibitors. We have a robust discovery engine and a portfolio of early stage targeted oncology programs that are designed to complement our current pipeline and follow our patient-driven target selection strategy. Our depth of institutional knowledge and ability to create bespoke processes and programs enable us to efficiently develop the right drug using the right modality for the right patient. In addition to our targeted oncology programs we are developing IK-175, an aryl hydrocarbon receptor antagonist in collaboration with Bristol-Myers Squibb Company, a program also grown from internal discovery. Since we commenced operations in 2016, we have advanced multiple product candidates into clinical development.

On August 4, 2023, we acquired Pionyr in accordance with the terms of the Merger Agreement. Pursuant to the Merger Agreement, Portsmouth Merger Sub I, Inc. merged with and into Pionyr, pursuant to which Pionyr was the surviving corporation and became a wholly owned subsidiary of ours (the “First Merger”). Immediately following the First Merger, Pionyr merged with and into Portsmouth Merger Sub II, LLC, pursuant to which Portsmouth Merger Sub II, LLC was the surviving entity (together with the First Merger, the “Merger”). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Under the terms of the Merger Agreement, at the closing of the Merger, we issued the holders (the “Pionyr Stockholders”) of Pionyr common stock, par value $0.0001 per share (“Pionyr Common Stock”), a total of 1,800,652 shares of our Common Stock and 4,153,439 shares of Series A Preferred Stock, each share of which is convertible into one (1) share of our Common Stock, subject to certain conditions. Under the terms of the Merger Agreement, 297,788 shares of Series A Preferred Stock will be withheld for a period of six months and be subject to indemnity claims by us. Each Pionyr Stockholder shall be entitled to one contractual contingent value right (“CVR”) issued by us, subject to and in accordance with the terms and conditions of the contingent value rights agreement, for each share of Pionyr Common Stock. Holders of Pionyr Common Stock who were unaccredited investors received cash in lieu of shares of our Common Stock and Series A Preferred Stock.

Corporate History

We were incorporated under the laws of the State of Delaware in February 2016. We are the successor in interest to KYN Therapeutics L.L.C., a limited liability company formed under the laws of the State of Texas in September 2014. In December 2019, we changed our name from Kyn Therapeutics, Inc. to Ikena Oncology, Inc. Our principal corporate office is located at 645 Summer Street, Suite 101, Boston, MA 02210, and our telephone number is (857) 273-8343. Our website address is www.ikenaoncology.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•

being permitted to only disclose two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions until the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the SEC which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, we may rely on certain of these exemptions, including without limitation, providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks set forth in our filings with the SEC that are incorporated by reference herein and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and the other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

Risks Related To This Offering

The issuance of Common Stock to the Selling Stockholders may cause substantial dilution to our existing stockholders and the sale of such Shares acquired by the Selling Stockholders could cause the price of our Common Stock to decline.

We are registering for resale by Selling Stockholders up to 5,954,091 shares of Common Stock and, following the effectiveness of the registration statement of which this prospectus forms a part and the issuance of the Shares to the Selling Stockholders (or their permitted designees), subject to certain contractual restrictions and Rule 144, such Shares may be sold by the Selling Stockholders in the public market. If the Selling Stockholders sell, or the market perceives that the Selling Stockholders intend to sell for various reasons, substantial amounts of the Shares in the public market, the price of our common stock may decline. Such sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we deem appropriate to raise funds through future equity offerings of our common stock.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the Shares described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any of the proceeds from the sale of the Shares in this offering. The Selling Stockholders will receive all of the proceeds from this offering, if they choose to sell such Shares.

The Selling Stockholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants, including our independent registered public accounting firm.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition from time to time by the Selling Stockholders identified in the table below of up to an aggregate of 5,954,091 of our Shares.

On August 4, 2023, we completed our acquisition of Pionyr in accordance with the Merger Agreement, pursuant to which we issued an aggregate of (i) 1,647,531 Merger Voting Common Shares, (ii) 153,121 Merger Non-Voting Common Shares and (iii) 4,153,439 Merger Preferred Shares, which are convertible into 4,153,439 Merger Conversion Shares, pursuant to the Certificate of Designation, to certain of the Selling Stockholders. This prospectus covers the resale or other disposition by the Selling Stockholders or their transferees of up to the total number of Merger Voting Common Shares, Merger Non-Voting Common Shares and Merger Conversion Shares issued to the Selling Stockholders pursuant to the Merger Agreement. Throughout this prospectus, when we refer to the Selling Stockholders, we are referring to certain of the securityholders under the Merger Agreement listed in the table below.

We are registering the above-referenced Shares to permit the Selling Stockholders and their pledgees, donees, transferees or other successors-in interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” herein.

Except as otherwise disclosed herein, the Selling Stockholders do not have, and within the past three years have not had, any position, office or other material relationship with us.

The following table sets forth the name of the Selling Stockholders, the number of shares of our Common Stock owned by the Selling Stockholders, the number of shares of our Common Stock that may be offered under this prospectus and the number of shares of our Common Stock that will be owned after this offering by the Selling Stockholders assuming the Selling Stockholders choose to sell all such shares. The number of shares set forth below assumes the conversion of one share of Series A Preferred Stock to one share of Common Stock.

The Selling Stockholders may sell some, all or none of their shares. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Shares. The Shares covered hereby may be offered from time to time by the Selling Stockholders, provided that Shares issued upon conversion of Series A Preferred Stock may only be offered after the Shares are converted to Common Stock pursuant to the terms of the Certificate of Designation.

Holders of our voting Common Stock have no conversion rights, while holders of our non-voting Common Stock have the right to convert each share of our non-voting Common Stock into one share of voting Common Stock at such holder’s election, provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 9.99% of our voting Common Stock immediately prior to and following such conversion, unless otherwise as expressly provided for in our Fifth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”). However, this ownership limitation may be increased to any other percentage designated by such holder of non-voting Common Stock upon 61 days’ notice to us. Similarly, pursuant to our Certificate of Designation, the Series A Preferred Stock held by holders of non-voting Common Stock shall convert into non-voting Common Stock to the extent the issuance of shares of Conversion Shares would result in such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, beneficially owning in excess of 9.99% of our voting Common Stock immediately prior to and following such conversion. Solely for purposes of the table below, the information under the headings “Common Stock Beneficially Owned After Offering” disregards the 9.99% limitation. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Ikena Oncology, Inc., 645 Summer Street, Suite 101, Boston, MA 02210.

The information set forth below is based upon information obtained from the Selling Stockholders and upon information in our possession regarding the issuance of the Shares in connection with the Merger. The percentage of Common Stock owned after the offering is based on 42,301,253 shares of common stock outstanding as of August 14, 2023, and, for each Selling Stockholder, assumes the conversion of only the Series A Preferred Stock owned by such Selling Stockholder but not the Series A Preferred Stock owned by any other Selling Stockholder. Unless otherwise indicated below, references to “Common Stock” refer to our Voting Common Stock. Unless otherwise set forth in the footnotes to the table below, none of the Selling Stockholders nor any of their affiliates, officers, directors or principal equity holders has had any positions or office or has had any material relationship with us within the past three years.

Name of Selling Stockholders(1)	Voting Common Stock Beneficially Owned before Offering (2)	Non-Voting Common Stock Beneficially Owned before Offering (2)	Voting Common Stock that may be Offered Pursuant to Prospectus(3)	Non-Voting Common Stock that may be Offered Pursuant to Prospectus	Common Stock Beneficially Owned After Offering (2)
					Number	Percentage (%)
Entities affiliated with OrbiMed Advisors LLC (4)	3,186,166	6,215,466	353,192	153,121	9,907,945	22.29%
Gilead Sciences, Inc. (5)	—	—	2,931,467	—	2,931,467	6.35%
Entities affiliated with New Enterprise Associates (6)	—	—	600,512	—	600,512	1.35%
Mission Bay Capital II, LP (7)	—	—	64,705	—	64,705	*
GC&H Investments, LLC (8)	—	—	1,501	—	1,501	*
Emerson Collective Investments, LLC (9)	—		30,024	—	30,024	*
Osage University Partners II, L.P. (10)	—	—	88,726	—	88,726	*
Sigal Family Investments, LLC (11)	—	—	2,701	—	2,701	*
Sofinnova Venture Partners X, L.P. (12)	—	—	382,616	—	382,616	*
SV Life Sciences Fund VI Strategic Partners, L.P. (13)	—	—	13,280	—	13,280	*
SV Life Sciences Fund VI, L.P. (14)	—	—	387,940	—	387,940	*
TBN LLC (15)	—	—	11,857	—	11,857	*
Trinitas Capital G, L.P. (16)	—	—	130,831	—	130,831	*
VIDA Ventures, LLC (17)	—	—	225,192	—	225,192	*
VP Company Investments 2016, LLC (18)	—	—	459	—	459	*
VP Company Investments 2018, LLC (19)	—	—	289	—	289	*
The Governing Council of the University of Toronto (20)	—	—	13,527	—	13,527	*
Wilson Sonsini Goodrich & Rosati Professional Corporation (21)	—	—	2,725	—	2,725	*

The John G. Freund 2020 Irrevocable Trust Children’s Trust – NGF, Robert J. Green, Trustee (22)	—	—	5,940	—	5,940	*
John G. Freund Family Partnership IV, LP Trust (23)	—	—	847	—	847	*
Alise Reicin 2020 Grantor Retained Annuity Trust – B (24)	—	—	9,807	—	9,807	*
Kerensa C. Kenny Trust, dated November 5, 2013, Kerensa C. Kenny, Trustee (25)	—	—	1,961	—	1,961	*
Rieflin Family Trust u/a dtd 4/3/00, William J. and Prudence H. Rieflin, Trustees (26)	—	—	16,007	—	16,007	*
The Alan C. & Agnes B. Mendelson Family Trust (27)	—	—	599	—	599	*
The James Family Trust dated June 6, 2006, Steven Paul James and Maria Pilar James, Trustees (28)	—	—	10,043	—	10,043	*
The Kaneko Family Trust dated u/a/d January 20, 1992, Yasunori Kaneko and Yumi Kaneko, Trustees (29)	—	—	16,007	—	16,007	*
The Stephen J. Hoffman 2009 Revocable Trust, Stephen J. Hoffman, Trustee (30)	—	—	7,844	—	7,844	*
Sachdev Sidhu, Ph.D. (31)	—	—	129,070	—	129,070	*
All other selling stockholders as a group holding less than 1% of outstanding shares in the aggregate (19 individuals)	—	—	361,301	—	361,301	*

*	Less than 1%
(1)	To our knowledge, unless otherwise indicated, all persons named in the table above have sole voting and investment power with respect to their shares of common stock.
(2)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. Notwithstanding the foregoing, the beneficial ownership amounts assume the sale of all Common Stock that may be offered pursuant to this prospectus without taking into account certain beneficial ownership and other limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock (i) prior to the affirmative vote of the holders of a majority of the then outstanding shares of common stock, or (ii) if, for a pre-transaction holder of Non-Voting Common Stock, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.99% of the total number of shares of Voting Common Stock issued and outstanding immediately after giving effect to such conversion.

(3)	Assumes conversion of each share of Series A Preferred Stock into one share of Common Stock.

(4)

OrbiMed Private Investments VI, LP, (“OPI VI”) holds (i) 2,098,097 shares of Voting Common Stock, (ii) 5,582,144 shares of Non-Voting Common Stock and (iii) 353,192 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The conversion of the Series A Preferred Stock into Voting Common Stock is initially subject to a 9.99% blocker. OrbiMed Capital GP VI LLC (“OrbiMed GP”) is the general partner of OPI VI, pursuant to the terms of the limited partnership agreement of OPI VI, and OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of OrbiMed GP, pursuant to the terms of the limited liability company agreement of OrbiMed GP. As a result, OrbiMed Advisors and OrbiMed GP share power to direct the vote and disposition of the Shares held by OPI VI and may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OPI VI. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the Shares held by OPI VI. OrbiMed Genesis Master Fund, L.P. (“OrbiMed Genesis”) holds 91,014 shares of Voting Common Stock and 157,288 shares of Non-Voting Common Stock. OrbiMed Genesis GP LLC (“OrbiMed Genesis GP”) is the general partner of OrbiMed Genesis, pursuant to the terms of the limited partnership agreement of OrbiMed Genesis, and OrbiMed Advisors is the managing member of OrbiMed Genesis GP, pursuant to the terms of the limited liability company agreement of OrbiMed Genesis GP. As a result, OrbiMed Advisors and OrbiMed Genesis GP share power to direct the vote and disposition of the Shares held by OrbiMed Genesis and may be deemed, directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the Shares held by OrbiMed Genesis. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the Shares held by OrbiMed Genesis. Worldwide Healthcare Trust PLC (“WWH”) holds 997,055 shares of Voting Common Stock and 629,155 shares of Non-Voting Common Stock. OrbiMed Capital LLC (“OrbiMed Capital”) is the investment advisor of WWH. As a result, OrbiMed Capital has the power to direct the vote and disposition of the Shares held by WWH and may be deemed directly or indirectly, including by reason of mutual affiliation, to be the beneficial owner of the Shares held by WWH. OrbiMed Capital exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the Shares held by WWH. The principal business address of these entities is c/o OrbiMed Advisors LLC, 601 Lexington Avenue 54th Floor, New York, NY 10022.

(5)

Consists of (i) 886,544 shares of Common Stock and (ii) 2,044,923 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. Gilead Sciences, Inc. disclaims beneficial ownership of the 2,044,923 shares of Common Stock issuable upon conversion of Series A Preferred Stock for purposes of Section 13 of the Exchange Act and Rules 13(d) and 13(g) promulgated thereunder as it does not presently have the unconditional right to convert the Series A Preferred Stock into Common Stock within 60 days. The address of the principal business office of Gilead Sciences, Inc. is 333 Lakeside Drive, Foster City, CA 94404.

(6)

Consists of (i) 136 shares of Common Stock held by NEA Ventures 2017, L.P. (“NEA Ven 2017”), (ii) 313 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by NEA Ven 2017, (iii) 181,473 shares of Common Stock held by New Enterprise Associates 16, L.P. (“NEA 16”), and (iv) 418,590 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by NEA 16. The shares directly held by NEA 16 are indirectly held by (i) NEA Partners 16, L.P. (“NEA Partners 16”), the sole general partner of NEA 16, (ii) NEA 16 GP, LLC (“NEA 16 LLC”), the sole general partner of NEA Partners 16, and (iii) each of the individual Managers of NEA 16 LLC (“NEA 16 Managers”). The NEA 16 Managers are Forest Baskett, Ali Behbahani, Carmen Chang, Anthony A. Florence, Jr., Mohamad Makhzoumi, Paul Walker and Scott D. Sandell. NEA Partners 16, NEA 16 LLC and the NEA 16 Managers share voting and dispositive power with regard to the shares directly held by NEA 16. The shares directly held by NEA Ven 2017 are indirectly held by Karen P. Welsh, the general partner of NEA Ven 2017. Ms. Welsh has voting and dispositive power with regard to the shares directly held by NEA Ven 2017. All indirect holders of the above referenced shares disclaim beneficial ownership of the above referenced shares except to the extent of their pecuniary interests therein. The address of the principal business office of these entities and Mr. Sandell is 1954 Greenspring Drive, Suite 600, Timonium MD, 21093. The address of the principal business office of Mr. Baskett, Ms. Chang, Mr. Makhzoumi and Mr. Walker is 2855 Sand Hill Road, Menlo Park, CA 94025. The address of the principal business office for Mr. Behbahani is 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815. The address of the principal business office Mr. Florence is 104 5th Avenue, 19th Floor, New York, NY 10011.

(7)

Consists of (i) 19,568 shares of Common Stock and (ii) 45,137 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of Mission Bay Capital II, LP is 953 Indiana Street, San Francisco, CA 94107.

(8)

Consists of (i) 454 shares of Common Stock and (ii) 1,047 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of GC&H Investments, LLC is 3 Embarcadero Center, 20th Floor, San Francisco, CA 94111.

(9)

Consists of (i) 9,080 shares of Common Stock and (ii) 20,944 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of Emerson Collective Investments, LLC is P.O. Box 61239, Dept. 1173, Palo Alto, CA 94306.

(10)

Consists of (i) 26,833 shares of Common Stock and (ii) 61,893 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. Osage University GP II, LLC (“OUP GP II”) is the general partner of Osage University Partners II, LP (“OUP II”). Robert Adelson, William Harrington and Marc Singer (the “OUP Managers”) are the managers of OUP GP II. OUP GP II and each OUP Manager may be deemed to share voting, investment and dispositive power over the shares held by OUP II and as a result may be deemed to have beneficial ownership over such securities. OUP GP II and each OUP Manager disclaims beneficial ownership over the securities held by OUP II, except to the extent of their respective pecuniary interests therein. The address of the principal business office of Osage University Partners II, L.P. is 50 Monument Road, Suite 201, Bala Cynwyd, PA 19004.

(11)

Consists of (i) 817 shares of Common Stock and (ii) 1,884 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of Sigal Family Investments, LLC is c/o Mercadien, 3625 Quakerbridge RD, Trenton, NJ, 08619.

(12)

Consists of (i) 115,712 shares of Common Stock and (ii) 266,904 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Sofinnova Venture Partners X, L.P. (“SVP X”). Sofinnova Management X, L.P. (“SM X LP”) is the general partner of SVP X and Sofinnova Management X-A, L.L.C. (“SM X LLC”) is the general of SM X LP and each may be deemed to have sole voting, investment and dispositive power with respect to the shares held by SVP X. James I. Healy and Maha Katabi are managing members of SM X LP and may be deemed to have shared voting and dispositive power over the shares owned by SVP X. Such persons disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of the principal business office of SVP X is c/o Sofinnova Investments, Inc., 3000 Sand Hill Road, Bldg. 4, Suite 250, Menlo Park, CA 94025.

(13)

Consists of (i) 4,016 shares of Common Stock and (ii) 9,264 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of SV Life Sciences Fund VI Strategic Partners, L.P. is c/o SV Health Investors, LLC, One Boston Place, Suite 3900, Boston MA 02108.

(14)

Consists of (i) 117,322 shares of Common Stock and (ii) 270,618 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of SV Life Sciences Fund VI, L.P. is c/o SV Health Investors, LLC, One Boston Place, Suite 3900, Boston MA 02108.

(15)

Consists of (i) 3,586 shares of Common Stock and (ii) 8,271 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of TBN LLC is 1259 El Camino Real #282, Menlo Park, CA 94025.

(16)

Consists of (i) 39,566 shares of Common Stock and (ii) 91,265 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. Trinitas Capital, Inc. is the general partner of Trinitas Capital G, L.P., and Bing Han owns management power of Trinitas Capital, Inc. and investment and voting power with respect to the shares held by Trinitas Capital G, L.P. The address of the principal business office of Trinitas Capital G, L.P. is 6/F, Bld. 6, No. 1 Disheng East Road, Beijing Economic-Technological Development Area, Beijing, China.

(17)

Consists of (i) 68,103 shares of Common Stock and (ii) 157,089 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of VIDA Ventures, LLC is 40 Broad Street, #201, Boston, MA 02109.

(18)

Consists of (i) 139 shares of Common Stock and (ii) 320 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of VP Company Investments 2016, LLC is 555 West Fifth Street, Ste. 300, Los Angeles, CA 90013.

(19)

Consists of (i) 87 shares of Common Stock and (ii) 202 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of VP Company Investments 2018, LLC is 555 West Fifth Street, Ste. 300, Los Angeles, CA 90013.

(20)

Consists of (i) 4,091 shares of Common Stock and (ii) 9,436 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of The Governing Council of the University of Toronto is 100 College Street, Suite 413, Toronto, ON M5G 1L5, Canada.

(21)

Consists of (i) 824 shares of Common Stock and (ii) 1,901 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of Wilson Sonsini Goodrich & Rosati Professional Corporation is 650 Page Mill Road, Palo Alto, CA 94304, Attn: Controller.

(22)

Consists of (i) 1,796 shares of Common Stock and (ii) 4,144 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of The John G. Freund 2020 Irrevocable Trust Children’s Trust – NGF, Robert J. Green, Trustee is c/o TBN LLC 1259 El Camino Real #282, Menlo Park, CA 94025.

(23)

Consists of (i) 256 shares of Common Stock and (ii) 591 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of John G. Freund Family Partnership IV, LP Trust is c/o TBN LLC 1259 El Camino Real #282, Menlo Park, CA 94025.

(24)	Consists of (i) 2,966 shares of Common Stock and (ii) 6,841 shares of Common Stock issuable upon the conversion of Series A Preferred Stock.
(25)	Consists of (i) 593 shares of Common Stock and (ii) 1,368 shares of Common Stock issuable upon the conversion of Series A Preferred Stock.
(26)

Consists of (i) 4,841 shares of Common Stock and (ii) 11,166 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business office of Rieflin Family Trust u/a dtd 4/3/00, William J. and Prudence H. Rieflin, Trustees is 333 Oyster Point Blvd., South San Francisco, CA 94080.

(27)	Consists of (i) 181 shares of Common Stock and (ii) 418 shares of Common Stock issuable upon the conversion of Series A Preferred Stock.
(28)	Consists of (i) 3,037 shares of Common Stock and (ii) 7,006 shares of Common Stock issuable upon the conversion of Series A Preferred Stock.
(29)	Consists of (i) 4,841 shares of Common Stock and (ii) 11,166 shares of Common Stock issuable upon the conversion of Series A Preferred Stock.
(30)	Consists of (i) 2,372 shares of Common Stock and (ii) 5,472 shares of Common Stock issuable upon the conversion of Series A Preferred Stock.
(31)	Consists of (i) 39,034 shares of Common Stock and (ii) 90,036 shares of Common Stock issuable upon the conversion of Series A Preferred Stock.

Relationship with the Selling Stockholders

Pursuant to the Merger Agreement, we agreed to prepare and file with the SEC a registration statement that permits the resale or other disposition of the Selling Stockholders’ Shares, including those issued upon conversion of the Series A Preferred Stock issued to such Selling Stockholder, and, subject to certain exceptions, use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective under the Securities Act for so long as such securities registered for resale thereunder retain their character as Registrable Securities.

We have also agreed, among other things, to indemnify the Selling Stockholders and their officers, directors, agents, partners, members, managers, stockholders, affiliates and employees from certain liabilities and to pay all fees and expenses incident to our obligations under the Merger Agreement.

PLAN OF DISTRIBUTION

We are registering the Shares issued to the Selling Stockholders to permit the resale of these Shares by the holders of the Shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares. We will, or will procure to, bear all fees and expenses incident to our obligation to register the Shares.

The Selling Stockholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time, and in the case of Shares issued upon conversion of Series A Preferred Stock, may only be offered after such Shares are converted to Common Stock pursuant to the terms of the Certificate of Designation, directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.01.

In connection with sales of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell Shares short and if such short sale shall take place after the date that this registration statement is declared effective by the Commission, the Selling Stockholders may deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge Shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).

Under the securities laws of some U.S. states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some U.S. states the Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares pursuant to the Merger Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Merger Agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the Merger Agreement, or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our Certificate of Incorporation, our Amended and Restated By-Laws (“Bylaws”), and applicable provisions of Delaware corporate law. You should read our Certificate of Incorporation and our Bylaws, in each case, as amended and supplemented, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

General

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, including 8,000,000 shares of non-voting common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following description of our capital stock and provisions of our Certificate of Incorporation and Bylaws are summaries and are qualified by reference to our Certificate of Incorporation and our Bylaws, in each case, as amended and supplemented.

Common Stock and Non-Voting Common Stock

As of August 17, 2023, we had outstanding 36,088,555 shares of voting common stock, held of record by 15 stockholders, and 6,215,465 shares of non-voting common stock, held of record by 3 stockholders.

The holders of our common stock and non-voting common stock have identical rights subject to two exceptions. First, except as otherwise expressly provided in our Certificate of Incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our common stock are entitled to one vote per share of common stock, and holders of our non-voting common stock are not entitled to any votes per share of non-voting common stock, including for the election of directors. Second, holders of our common stock have no conversion rights, while holders of our non-voting common stock shall have the right to convert each share of our non-voting common stock into one share of common stock at such holder’s election, provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 9.99% of our common stock immediately prior to and following such conversion, unless otherwise expressly provided for in our Certificate of Incorporation. However, this ownership limitation may be increased or decreased to any other percentage designated by such holder of non-voting common stock upon 61 days’ notice to us.

Except as otherwise provided by law, our Certificate of Incorporation or our Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the shares present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the subject matter shall be the act of the stockholders. Directors shall be elected by a plurality of the shares present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the election of directors.

Holders of our common stock and non-voting common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock and non-voting common stock have no preemptive rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock and non-voting common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Holders of shares of our common stock and non-voting common stock are not required to make additional capital contributions.

The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Stock

As of August 17, 2023, we had outstanding 4,153,439 shares of preferred stock, including 4,153,439 shares of Series A Preferred Stock.

Our board of directors will have the authority, without further action by our stockholders, to issue up to 5,846,561 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our Company or other corporate action.

Series A Preferred Stock

Holders of Series A Preferred Stock are entitled to receive dividends on shares of Series A Preferred Stock equal, on an as-if-converted-to-Common-Stock basis, and in the same form as, dividends (if any) actually paid on shares of our Common Stock. Except as otherwise required by law, the Series A Preferred Stock does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, or alter or amend the Certificate of Designation, (b) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred Stock, (c) issue additional shares of Series A Preferred Stock or increase the number of authorized shares of Series A Preferred Stock, (d) prior to the stockholder approval of the conversion of the Series A Preferred Stock into shares of our Common Stock, consummate a Fundamental Transaction (as defined in the Certificate of Designation) or a merger or consolidation of our company or stock sale or business combination in which our stockholders immediately prior to such transaction do not hold at least a majority of the capital stock immediately after such transaction, (e) authorize or issue any class or series of stock that is senior to the Series A Preferred Stock, or (f) enter into any agreement to effect any of the foregoing. The Series A Preferred Stock does not have a preference upon any liquidation, dissolution, or winding-up of our company.

Following stockholder approval of the conversion of the Series A Preferred Stock, each share of Series A Preferred Stock is automatically convertible into one (1) share of our Common Stock, subject to certain limitations, including that if a holder of Series A Preferred Stock was a holder of our non-voting Common Stock prior to the conversion, such holder would receive non-voting Common Stock to the extent such conversion would result in such holder beneficially owning more than 9.99% of our voting Common Stock.

Registration Rights

Certain holders of our common stock are entitled to rights with respect to the registration of these securities under the Securities Act. These rights are provided under the terms of an investor rights agreement between us and certain holders of our common stock (the “Investor Rights Agreement Parties”). The investor rights agreement includes demand registration rights, short-form registration rights, and piggyback registration rights. All fees, costs and expenses of underwritten registrations under this agreement will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand registration rights

Certain holders of our common stock are entitled to demand registration rights. Under the terms of the investor rights agreement, we will be required, upon the written request of a majority of holders of the registrable securities then outstanding that would result in an aggregate offering price of at least $10.0 million, to file a registration statement and to use commercially reasonable efforts to effect the registration of all or a portion of these shares for public resale.

Short-form registration rights

Certain holders of our common stock are also entitled to short-form registration rights. Pursuant to the investor rights agreement, if we are eligible to file a registration statement on Form S-3, upon the written request of at least 20% in interest of these holders to sell registrable securities at an aggregate price of at least $3.0 million, we will be required to use commercially reasonable efforts to effect a registration of such shares. We are required to effect only two registrations in any twelve-month period pursuant to this provision of the investor rights agreement.

Piggyback registration rights

Pursuant to the investor rights agreement, if we register any of our securities either for our own account or for the account of other security holders, certain holders of our common stock are entitled to include their shares in the registration. Subject to certain exceptions contained in the Investor Rights Agreement, we and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which we and the underwriters determine in our sole discretion will not jeopardize the success of the offering.

Indemnification

Our investor rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of registration rights

The demand registration rights and short-form registration rights granted under the Investor Rights Agreement will terminate on the earlier of (i) the fifth anniversary of the completion of our initial public offering and (ii) such time following our initial public offering as Rule 144 promulgated under the Securities Act or another similar exemption under the Securities Act is available for the sale of all of the Investors Rights Agreement Parties’ shares without limitation during a three-month period without registration.

Anti-takeover effects of our Certificate of Incorporation and Bylaws and Delaware Law

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies

Our Certificate of Incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our Certificate of Incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors.

Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No written consent of stockholders

Our Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of stockholders

Our Certificate of Incorporation and Bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements

Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year provided, however, that in the event the annual meeting is first convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting were held in the preceding year, notice by the stockholder to be timely must be received at our principal executive offices not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

Any amendment of our Certificate of Incorporation must first be approved by a majority of our board of directors, and if required by law or our Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, and limitation of liability must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class, except that the amendment of the provisions relating to notice of stockholder business and nominations and special meetings must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock

Our Certificate of Incorporation provides for 10,000,000 authorized shares of preferred stock, 4,153,439 of which have been designated as Series A Preferred Stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Exclusive Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers and employees to us or our stockholders; (3) any action asserting a claim arising pursuant to the Delaware General Corporation Law or our Certificate of Incorporation or Bylaws (including the interpretation, validity or enforceability thereof) or (4) any action asserting a claim that is governed by the internal affairs doctrine; provided, however, that this provision shall not apply to any causes of action arising under the Securities Act or Exchange Act. In addition, our Bylaws provide that, unless we consent in writing to an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action under the Securities Act, or the Federal Forum Provision. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these forum provisions. These forum provisions may impose additional costs on stockholders, may limit our stockholders’ ability to bring a claim in a forum they find favorable, and the designated courts may reach different judgments or results than other courts. In addition, there is uncertainty as to whether our Federal Forum Provision will be enforced, which may impose additional costs on us and our stockholders.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Listing on the Nasdaq Global Market

Our common stock is listed on the Nasdaq Global Market under the symbol “IKNA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

LEGAL MATTERS

Certain legal matters with respect to United States law in connection with this offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our investor website at ir.ikenaoncology.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 14, 2023;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 15, 2023 and August 10, 2023, respectively;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022 from our definitive proxy statement on Schedule 14a (other than information furnished rather than filed) filed with the SEC on April 28, 2023;

•

Current Reports on Form 8-K filed with the SEC on April 17, 2023 (with respect to Item 8.01 only), May 15, 2023 (with respect to Items 1.01 and 8.01 only), June  9, 2023, June  30, 2023 and August 7, 2023; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on March 23, 2021, including any amendments or reports filed for the purpose of updating such description

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Ikena Oncology, Inc.

645 Summer Street, Suite 101

Boston, MA 02210

Attn: Investor Relations

(857) 273-8343

5,954,091 Shares

Common Stock

Offered by the Selling Stockholders

PROSPECTUS

September 8, 2023